Exhibit 10.1

Employment Agreement

This Employment Agreement (“Agreement”) dated September 20th, 2023, and effective as of October 2nd , 2023 (the “Effective Date”) is entered into between Bright Green Corporation, a Delaware corporation (the “Company”), and Gurvinder Singh (the “Executive”). The Company and the Executive are collectively referred to as the “Parties.”

This Agreement is being executed and delivered as consideration for, in connection with, and as a condition precedent to Executive’s employment or continued employment with the Company. In consideration of the mutual covenants, promises and obligations set forth herein, the Parties agree as follows:

1.	Employment Term, Position and Duties.

A.	Term. The Agreement will be effective from the Effective Date and will continue in effect until it is terminated in accordance with Section 3 of this Agreement (the “Employment Term”).

B.	Position and Duties. The Executive shall serve as Chief Executive Officer (“CEO”) of the Company or in any such other capacity of like status as the Company may require from time to time. During the Employment Term, the Executive shall report directly to the Executive Chairman of the Company, unless otherwise instructed by the Executive Chairman, and Executive will be assigned tasks, responsibilities and duties as the Executive Chairman sees fit. Such duties are expected to encompass the development of corporate strategy for the Company’s near and long-term growth, finance activities, identifying opportunities for value creation and long-term partnerships, and expansion and implementation of relationships with government officials and other stakeholders of critical importance to the Company, all under the supervision of the Executive Chairman. In addition, the Executive must be prepared to undertake such other work as may be assigned to him by the Company from time to time.

C.	Policies. The Executive agrees to abide by the Company’s rules, regulations, instructions, personnel practices and policies and any changes therein that may be adopted from time to time by the Company in its sole discretion. For so long as the Executive is employed by the Company, the Executive will devote all of the necessary business time, attention, and energies, as well as Employee’s best talents and abilities to the business of the Company and Executive will use the Executive’s best efforts to promote and serve the interests of the Company. Further, unless the Company consents in writing, the Executive shall not, directly or indirectly, render services to any other person or organization that is in the Restricted Area and in the Company’s Industry or otherwise engage in activities that would interfere significantly with the Executive’s faithful performance of the Executive’s duties hereunder. Furthermore, for so long as the Executive is employed by the Company, the Executive shall not invest, directly or indirectly, in any other public or privately held company in the Company’s Industry and has operations in the Restricted Area. Notwithstanding the foregoing, the Executive may (i) serve as a director on corporate boards, provided the Executive receives prior permission from the Board; and (ii) serve on corporate, civic, children sports organization or charitable boards or engage in charitable activities without remuneration therefor, provided that such activity does not contravene the first sentence of this Section 1(b).

D.	Place of Performance. Initially, the Executive may work remotely from his residence (currently at Manhattan Beach , California ), at the Company’s established principal executive office, once established; or Executive may work from any other location approved by the Company as appropriate to conduct the Company’s business.

E.	Appointment to Board of Directors. Subject to Board approval, within ninety (90) days of the Effective Date the Company will appoint the Executive to the Company’s Board of Directors.

2.	Compensation and Benefits.

A.	Base Pay. The Company will pay to the Executive, as full compensation for the services rendered by the Executive during Executive’s employment under this Agreement, the “Base Compensation” as follows: Thirty-Three Thousand, Three Hundred, Thirty-Three and 33/100th Dollars ($33,333.33) once per month, in accordance with the Company’s customary payroll schedule. Executive shall serve in the capacity of contractor, unless the Company is required to or obtains an opinion of counsel that Executive is subject to withholdings the Company shall treat Executive as a contractor and Executive’s compensation shall not be to applicable withholdings. For any month in which Executive is not employed during a full calendar month, Executive’s compensation will be pro-rated based on the number of non-weekend day (including any paid holidays) Executive was employed for that month compared to the total of non-weekend days (including any paid holidays) in that month.

B.	Equity Compensation. Subject to the achievement of each of the specific milestones listed on Exhibit A, and subject to and on the condition the approval of the Board, Executive, shall be eligible to receive awards of the Company common stock, $.0001 par value, per share (the “Common Stock’) as soon as is reasonably practical following the achievement of the applicable milestone. The allotment of shares of Common Stock from this bonus or any other such awards shall be subject to the terms of the Bright Green Corporation 2022 Omnibus Equity Plan, as amended from time to time or any successor plan thereto (the “Equity Plan), and any share participation plan the Company may put in place.

C.	Executive Compensation Programs. The Executive shall have the right to participate in all other executive compensation programs as adopted by the Company in its discretion, as amended from time-to-time, and in such amounts as agreed upon by the Executive and the Company, subject to the terms and conditions of all applicable program rules and/or plan documents.

D.	Fringe Benefits. The Executive will be entitled to participate in any group insurance, medical, pension, retirement, expense reimbursement, or other plans, programs, or benefits the Company offers to executives, according to the terms of those plans or programs. The Company is not obligated to adopt or maintain any particular plan, program, or benefit and may amend, modify or terminate any plan, program or benefit at any time in its sole discretion with or without advance notice to the Executive.

E.	Paid Time Off. The Executive shall be entitled to paid time off (PTO) in a form and manner that does not diminish the Executive’s ability to fulfill his duties and responsibilities, and in accordance with the Company’s PTO policies and procedures.

F.	Reimbursement for Expenses. The Company will reimburse the Executive for all reasonable expenses, including reasonable travel expenses, lodging and meals while traveling, cell phone usage, business meals, etc., incurred, or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities, or services under this Agreement, in accordance with applicable Company policies and procedures and upon presentation by the Executive of documentation, expense statements, receipts, vouchers and/or such other supporting information as the Company may request. The Company will provide Executive with a cell phone for business use.

G.	Indemnification. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law, and in the same or better manner and to the same or better extent with respect to each aspect of the indemnification as provided to any other executive or Director of the Company, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of the Executive as an office of the Company or of any subsidiary or affiliate of the Company. The Company shall ensure that the Executive is covered under the Company’s directors’ and officers’ insurance. The rights of the Executive under the Indemnification Provisions shall survive the termination of the employment of the Executive by the Company. To the extent that the Company maintains a directors’ and officers’ liability insurance policy (or policies), or an errors and omissions liability insurance policy or (policies), in place covering individuals who are current or former officers or directors of the Company, the Executive shall be entitled to coverage under such policies on the same terms and conditions (including, without limitation, with respect to scope, exclusions, amounts and deductibles) as are available to other senior executives of the Company, while the Executive is employed with the Company and thereafter until the sixth anniversary of the Executive’s termination date. Nothing in this Agreement shall require the Company to purchase or maintain any such insurance policy.

3.	Termination of Employment.

A.	No Set Length of Employment. This Agreement does not guarantee any specific length of employment, except as specifically provided in this Section.

B.	Voluntary Termination by Executive. The Executive may terminate his employment, for any or no reason, upon ninety (90) days’ written notice to the Company.

C.	Death. The Employment term and the Executive’s employment will be terminated automatically upon the date of the Executive’s death.

D.	Disability. The Company may terminate the Employment Term and the Executive’s employment, without notice, if the Executive is unable to perform the essential functions of the Executive’s then-existing position or positions under this Agreement, with or without reasonable accommodation, for a period of 180 days (which need not be consecutive) in any twelve (12) month period. Any question as to the existence of the Executive’s disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually selected by Executive and the Company. The determination of disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement. Nothing in this Section will be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

E.	Termination for Cause. The Employment Term and the Executive’s employment may be terminated by the Company immediately and without notice for Cause. “Cause” shall mean: (1) the Executive’s conviction of or entry of a plea of guilty or nolo contendere to, any felony (other than relating to cannabis) or crime that constitutes a misdemeanor involving moral turpitude; (2) the Executive’s refusal to perform his reasonably assigned duties for the Company (other than as a result of the Executive’s incapacity due to physical or mental illness); (3) the Executive engaging in any act of material dishonesty or fraud; (4) the Executive engaging in willful misconduct or gross negligence in the performance of his duties; (5) the Executive’s material breach of this Agreement (other than violation of policies); or (6) the Executive willfully and materially violating material written policy applicable to the Executive and the Company incurring material liability directly as a result of such willful and material violation; provided, however, that (i) Cause shall not exist under (2), (5) or (6) above unless the Company has delivered written notice to the Executive, signed by a duly authorized officer of the Company, specifying the event(s) above providing Cause and (ii) the Executive has failed to reasonably cure such event(s) within thirty (30) days of receiving such written notice.

F.	Termination Without Cause. The Employment Term and the Executive’s employment hereunder may be terminated by the Company without Cause upon ninety (90) days’ written notice to the Executive.

G.	Compensation Upon Termination.

(i)	If the Executive is terminated by the Company without Cause after the six month anniversary of the Executives employment, Executive shall receive three months of the Executive’s Base Compensation in addition to any other payment required by law, such as unpaid amounts due.

(ii)	If the Executive is terminated by the Company without Cause after the twelve-month anniversary of the Executives Effective Date, Executive shall receive six months of the Executive’s Base Compensation in addition to any other payment required by law, such as unpaid amounts due.

(iii)	If the Executive resigns his position after the twelve-month anniversary of the of the Effective Date, due to or as a result of a substantial alteration of a fundamental term or condition of the Executive’s employment, the Company will, in good faith, negotiate a traditional exit strategy together with a related severance package.

F.	No Additional Benefits. Unless otherwise specifically provided in this Agreement or contemplated by another agreement between the Executive and the Company, or as otherwise required by law, all compensation, equity plans, and benefits payable to the Executive under this Agreement, except indemnification pursuant to this Agreement, shall terminate on the date of termination of the Executive’s employment with the Company under the terms of this Agreement.

Resignation from Company Positions. The termination of the Executive’s employment for any reason shall constitute the Executive’s immediate resignation from (i) any officer, Board or employee position the Executive has with the Company, unless mutually agreed upon by the Executive and the Board, and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company; provided, however, that for purposes of clarity such termination shall not result in the automatic resignation of any position the Executive may have on the Board. The Executive agrees that this Agreement shall serve as written notice of resignation with respect to the foregoing (i) and (ii).

4.	Confidential Information.

A.	“Confidential Information” shall mean and include, without limitation, all non-public Company information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Company and its business and operations, including without limitation, any trade secrets or know-how, Programs and other computer software programs in both source code and object code form (including, without limitation, Programs) and any rights relating thereto, information relating to any product (whether actual or proposed), development (including any improvement, advancement or modification thereto), technology, technique, process or methodology, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing and entry into new geographic and/or product markets), any operational and management guidelines, any corporate and commercial policies, any cost, pricing or other financial data or projections, the identity and background of any customer, prospect or supplier, and any other information which is to be treated as confidential because of any duty of confidentiality owed by the Company to a third party or any other information that the Company may, in the ordinary course of business, possess or use and not release externally without restriction on use or disclosure.

B.	Use and Disclosure. The Executive agrees that at all times during and after his/her employment with the Company, the Executive shall: (i) hold the Confidential Information in confidence and refrain from disclosing or transmitting any Confidential Information to any other party; (ii) use the Confidential Information solely in connection with his/her employment with the Company and for no other purpose; and (iii) take all reasonable precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company.

C.	Return of Confidential Information. Upon the Executive’s separation of employment with the Company for any reason, the Executive shall, within ten (10) business days after the separation, inventory and deliver to the Company all Confidential Information in his possession, custody, or control, without retaining any copies, extracts or other reproductions, whether in hard copy or electronic form, in whole or in part thereof.

D.	Ordered Disclosure. If the Executive is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Executive shall disclose only that portion of the Confidential Information that the Executive is ordered and legally obligated to disclose. The Employee shall promptly provide written notice of any such order to an authorized officer of the Company.

E.	Permitted Legal Disclosures. Pursuant to the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally, or civilly, liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, state or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. The Executive may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. If the Executive files a lawsuit alleging retaliation by Company for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret in the court proceeding, if he files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5.

Restrictive Covenants. The Executive acknowledges that in connection with the employment, the Executive will have access to specific trade secrets, Confidential Information (as defined herein), including but not limited to confidential business lists, other confidential records, cannabis standard operating procedures, customer goodwill, and specialized training belonging to the Company, any or all of which have great competitive value to the Company, the misuse of which would cause the Company irreparable harm, and which justify the reasonable restraints on the Executive’s post-employment activities as set forth in this Agreement.

A.	Non-Solicitation.

(i)	The Executive agrees that, for a period of twelve (12) months following the termination of the Executive’s employment with or without Cause or for any reason, the Executive shall not directly or indirectly hire, offer to hire, employ, or cause any business directly or indirectly controlled by him/her or that employs him/her, to hire, offer to hire, or employ any person who was employed by the Company at any time during the last twelve (12) months of the Executive’s employment, or in any manner solicit, attempt to solicit, or induce any such person to leave his/her employment with the Company.

(ii)	The Executive agrees that, for a period of twelve (12) months following the termination of the Executive’s employment with the Company with or without Cause or for any reason, the Executive shall not solicit (a) any business or individual with whom (or which) the Executive had material contact, or whose Company account the Executive handled or managed, at any time during the last twelve (12) months of his/her employment, where such solicitation is related to growing of cannabis; (b) any business or individual about whom (or which) the Executive obtained or reviewed Confidential Information at any time during the last twelve (12) months of his employment, where such solicitation is related to the growing of cannabis; and (c) any person or entity who (or which) is a customer or vendor of the Company to withdraw, curtail or cancel any such customer’s or vendor’s business with the Company. This provision shall not apply to any preexisting relationships or to general vendors whose provision of services would not materially affect the Company.

B.	Non-Competition.

(i)	The Executive agrees that the Executive will not, for a period of twelve (12) months following the end of the Executive’s employment with the Company with or without Cause or for any reason, Perform Services (as defined below) for, or on behalf of, any Competitor (as defined below) in any Restricted Area.

(ii)	The Executive further agrees that absent written permission from the Company, which permission may be unreasonably withheld, the Executive will not, for a period of twelve (12) months following the end of the Executive’s employment with the Company, whether such separation is initiated by the Executive or the Company, engage in the growing of cannabis in the Restricted Area or in connection with any related business located within any Restricted Area.

(iii)

The Parties acknowledge and agree that this Section 5(B) is intended to encompass any activity or conduct undertaken within or directed toward the Restricted Area from outside the Restricted Area, regardless of the actual physical business address or location of Executive at the time the activity or conduct is undertaken.

C.	Remedies. In the event of a breach or threatened breach by the Executive the Restrictive Covenants in this Section 5, Executive hereby consents and agrees that money damages would not afford an adequate remedy and that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief. Further, if the Executive fails to comply with any of the terms of this Agreement or post-employment obligations contained in it, the Company may, in addition to any other available remedies, reclaim any severance amounts paid to the Employee under the provisions of this Agreement and terminate any benefits or payments that are later due under this Agreement.

D.	Tolling. If the Executive violates any of the post-termination obligations in this Section, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation

E.	Judicial Modification. In the event a court concludes that twenty-four (24) months is an unreasonable period of time for any particular restrictive covenants in this Section 5, such restriction will end at the earlier of twelve (12) months after the Executive’s employment with the Company ends, and the Court’s decision.

F.	Future Employment. The Executive will notify any potential employer of the restrictive covenants set forth in this Agreement before the Executive accepts any offer of employment with any individual or any business engaged in growing cannabis or any other cannabis related business in the Restricted Area which the Company is engaged at any time during the last nine (9) months of the Executive’s employment.

G.	Definitions.

(i)	“Company’s Industry” means the agricultural endeavor of farming cannabis.

(ii)	“Competitor” means similarly situated companies in the Company’s Industry.

(iii)

“Perform Services” means any of the following activities within the Restricted Area, whether done directly or through others, whether done in person or through telephonic, electronic, or some other means of communication, and whether done as a principal, director, officer, agent, the Executive, contractor, or consultant: (a) performing any kind of services or duties related to growing cannabis (b) selling, marketing, managing, or brokering products related to growing cannabis; (c) formulating, reviewing, or implementing long or short-term marketing, sales, or operational strategies related to growing cannabis; (d) conducting, participating in, or otherwise assisting any review of the prices or rates charged by a business engaged in the growing of cannabis.

(iv)	“Restricted Area” means Florida, New Mexico, and any area in which the Executive Performed Services on behalf of the Company or in which the Company has conducted business during the last twelve (12) months of employment with the Company.

6.	Ownership of Work Product/Inventions.

A.	Ownership or Rights. The Executive agrees and acknowledges that all (i) Work Product that is conceived, created, designed, developed or contributed by the Executive in his/her capacity as an executive or contractor of the Company is deemed to be within the scope of his/her employment, and (ii) “works made for hire” under the U.S. Copyright Act (or other applicable statute), and all worldwide rights, title and interest in and to any and all Work Product, shall be and remain the exclusive property of the Company, free from any legal or equitable claim of right, title or interest which the Executive might have in or with respect thereto.

B.	Assignment of Rights. The Executive acknowledges that all Work Product that is not covered by Section 6(A) above shall be deemed to have been specifically ordered or commissioned by the Company, and in consideration of the compensation and other benefits provided to the Executive, the Executive hereby assigns, transfers and conveys to the Company any and all worldwide right, title and interest that he or she may have in or to the Work Product, including without limitation, any right, title and interest in or to the Work Product arising under trade secret, copyright, mask work, patent laws or any other laws. During and after the term of the Executive’s employment with the Company, the Executive shall from time to time and when requested by the Company and at the Company’s expense, but without further consideration to the Executive, execute all paper and documents and perform all other acts necessary or appropriate, in the sole discretion of the Company, to evidence or further document the Company’s ownership of the Work Product and the above-mentioned proprietary rights therein.

C.	Definitions.

(i)	“Work Product” shall mean and include, without limitation, any and all Company Programs, products, designs, works, discoveries, inventions and improvements, and other results of Executive’s employment with the Company that may be conceived, developed, produced, prepared, created or contributed to (whether at the Company’s premises or elsewhere) by the Executive, acting alone or with others, during the period of his employment with the Company (or at any time after the termination of the Executive’s employment if derived from, based upon or relating to any Confidential Information).

(ii)

“Programs” shall mean and include, without limitation, ideas, routines, object and source codes, specifications, flowcharts and other material and documentation, together with all information, data and know-how, alterations, corrections, improvements, and upgrades thereto.

7.	Other Agreements. The Executive hereby represents that the Executive’s performance of all the terms of this Agreement and the performance of the Executive’s duties as an executive of the Company does not, and will not, breach any agreement to keep in confidence confidential information, knowledge or data acquired by the Executive in confidence or in trust prior to his employment with the Company or any agreement to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting the executives, customers or suppliers of such previous employer or other party. The Executive also represents that he will not disclose to the Company, or induce the Company to use, any confidential information, knowledge or material belonging to any previous employer or others.

8.	Assignment. Neither party may assign, transfer, or convey this Agreement without the other party’s prior written consent. Notwithstanding the forgoing, this Agreement will be binding upon and inure to the benefit of the heirs, executors, and legal representatives of the Executive upon the Executive’s death.

9.	Compliance with Section 409A of the Internal Revenue Code. All payments under this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations thereunder. References in this Agreement to “termination of employment” or any words to similar effect shall mean a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). The Parties intend that if any payments hereunder are paid in two or more installments, each installment of such payments shall constitute a separate “payment” for purposes of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Executive’s employment with the Company terminates, the Executive is a “specified executive” (as such term is defined under Treasury Regulation Section 1.409A-1(i)) of the Company and (ii) that any payment or payments to be provided to the Executive pursuant to this Agreement constitute deferred compensation (as defined within applicable regulations under Section 409A of the Code after taking into account all applicable exemptions) payable on account of a “separation from service” (as defined in Treasury Regulation Section 1.401(a)-1(h)), then such payments shall be delayed until after the date that is six months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of the Executive’s death. Any payments delayed pursuant to this Section 9 shall be made in lump sum on the first day of the seventh month following Executive’s separation from service, or, if earlier, the date of the Executive’s death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of the Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and

(b) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to the Executive under Section 409A. The Executive agrees and acknowledges that the Company makes no representations or warranties with respect to the application of Section 409A and other tax consequences to any payments hereunder and, by the acceptance of any such payments, the Executive agrees to accept the potential application of Section 409A and the other tax consequences of any payments made hereunder.

10.	Governing Law; Venue and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of New Mexico, without regard to principles of conflict of laws. The Parties agree that any action, suit or proceeding arising out of or relative to this Agreement or the relationship of the Executive and Company shall be instituted only in the state or federal courts located in New Mexico. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given by mail (registered or certified where possible, return receipt requested), postage prepaid, mailed to such party at the address set forth herein.

11.	Waiver; Survival. The obligations of the Executive under this Agreement shall survive termination of the Executive’s employment by the Company. Any failure on the part of the Company to insist upon the performance of this Agreement or any part hereof shall not constitute a waiver of any right under this Agreement. No waiver of any provision of this Agreement shall be effective unless in writing and executed by the party waiving the right.

12.	Severability. If any provision of this Agreement, or any part thereof, is held by a court to be unenforceable, the Parties agree that the court making such determination shall have the power to sever or otherwise delete specific words or phrases to the extent necessary to permit the remaining covenants to be enforced, and in its reduced form, such provision shall then be enforceable and shall be enforced.

13.	Entire Agreement. Unless specifically provided herein, this Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede all prior discussions and agreements, written or oral, with respect thereto.

14.	Modification. This Agreement may not be amended or modified except by a writing validly executed by both Parties.

15.	Notices. All notices, requests, communications, consents and demands shall be made in writing and shall be (a) sent by registered or certified mail, first class, postage prepaid, return receipt requested, or (b) delivered by hand, electronic transmission, facsimile transmission, or messenger to the party being notified at the party’s address specified below that party’s signature block or such other address as the addressee may subsequently notify the other Parties of in writing.

16.	Attorneys’ fees. In the event the Executive or the Company is required to engage in legal action, whether before a court of competent jurisdiction or in arbitration, either as plaintiff or defendant, to enforce this Agreement, including any of the restrictive covenant obligations referenced in Section 4, Section 5 or Section 6, then the prevailing Party shall be entitled to recover from the other Party all legal fees, costs, and expenses incurred in asserting or defending that Party’s rights under this Agreement.

17.	Interpretation. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

18.	Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

19.	Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

20.	Acknowledgement of Full Understanding.

THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOOSING BEFORE SIGNING THIS AGREEMENT.

On behalf of: Bright Green Corporation		On behalf of: Executive

Signature:	/s/ Terry Rafih	Signature:	/s/ Gurvinder Singh

Name:	Terry Rafih, Executive Chairman	Name:	Gurvinder Singh

Date:	9/21/2023	Date:	Date: 9/21/2023

Address:
1130, 21st Street
Manhattan Beach, CA 90266

EXHIBIT A

Executive is granted an aggregate of 1,250,000 award units, representing an aggregate of 625,000 Restricted Stock Units (“RSUs”) and 625,000 options to purchase shares of common stock (“Options” and together with RSUs, the “Incentive Awards”), subject to the Incentive Awards Vesting Schedule set forth below. The Incentive Awards are granted under the Equity Plan. The Incentive Awards may be subject to accelerated vesting if the Milestones (as defined below) are met, also subject to the Incentive Awards Vesting Schedule. Any determination that any individual milestone has been met shall be made in good faith by the Board.

Subject to approval by the Board, Executive shall also be granted an aggregate of 1,250,000 award units, representing an aggregate of 625,000 Restricted Stock Units (“Milestone RSUs”) and 625,000 options to purchase shares of common stock (“Milestone Options” and together with Milestone RSUs, the “Milestone Awards”), subject to the Milestone Awards Vesting Schedule set forth below. The Milestone Awards shall be granted under the Equity Plan. Any determination that any individual milestone has been met shall be made in good faith by the Board.

Upon termination of Executive’s employment with the Company, with our without Cause or for any reason, (i) the Executive’s rights and interests with respect to any unvested awards shall immediately expire, and (ii) the Executive’s rights and interests with respect to any vested options shall expire three (3) months from the date of termination of the Executive’s employment, except that in the case of termination of the Executive’s employment due to death or disability, such vested options shall expire one (1) year from the date of termination of the Executive’s employment.

Incentive Awards Vesting Schedule
Award	Grant and Related Terms	Accelerated Vesting
Incentive Award I	125,000 Options and 125,000 RSUs, which shall vest (and any Options exercisable) 1/30 on a monthly basis beginning April 1, 2024.	Incentive Award I shall vest in full and any Options thereunder shall be immediately exercisable if Milestone 1 (as described below) is met.
Incentive Award II	125,000 Options and 125,000 RSUs, which shall vest (and any Options exercisable) 1/30 on a monthly basis beginning April 1, 2024.	Incentive Award II shall vest in full and any Options thereunder shall be immediately exercisable if Milestone 2 (as described below) is met.
Incentive Awards III	125,000 Options and 125,000 RSUs, which shall vest (and any Options exercisable) 1/30 on a monthly basis beginning April 1, 2024.	Incentive Award III shall vest in full and any Options thereunder shall be immediately exercisable if Milestone 3 (as described below) is met.
Incentive Award IV	125,000 Options and 125,000 RSUs, which shall vest (and any Options exercisable) 1/30 on a monthly basis beginning April 1, 2024.	Incentive Award IV shall vest in full and any Options thereunder shall be immediately exercisable if Milestone 4 (as described below) is met.
Incentive Award V	125,000 Options and 125,000 RSUs, which shall vest (and any Options exercisable) 1/30 on a monthly basis beginning April 1, 2024.	Incentive Award V shall vest in full and any Options thereunder shall be immediately exercisable if Milestone 5 (as described below) is met.

Milestone Awards Vesting Schedule
Milestone Awards
Milestone Name	Milestone Description	Milestone Options	Milestone RSUs
Milestone 1	Successful completion of the first (1st) harvest for commercial use.	125,000 Milestone Options which vest in full and are exercisable on the date of grant, which shall be the date this milestone is reached. Any options granted, will vest immediately when granted and will have an Exercise Price of the Fair Market Value (as defined in the Equity Plan) of a Share on the date of grant.	125,000 Milestone RSUs which shall be granted on the date this milestone is met, and vest on a quarterly basis over a three (3) year period, which shall commence on the first day of the calendar month following the achievement of this milestone.

Milestone 2	The first fiscal year in which the Company reports $10 million of revenue. Milestone to be achieved upon issuance of year-end audited financial statements, evidencing such achievement.	125,000 Milestone Options which vest in full and are exercisable on the date of grant, which shall be the date this milestone is reached. Any options granted, will vest immediately when granted and will have an Exercise Price of the Fair Market Value (as defined in the Equity Plan) of a Share on the date of grant.	125,000 Milestone RSUs which shall be granted on the date this milestone is met, and vest on a quarterly basis over a three (3) year period, which shall commence on the first day of the calendar month following the achievement of this milestone.

Milestone 3	The first fiscal year in which the Company reports $25 million of revenue. Milestone to be achieved upon issuance of year-end audited financial statements, evidencing such achievement.	125,000 Milestone Options which vest in full and are exercisable on the date of grant, which shall be the date this milestone is reached. Any options granted, will vest immediately when granted and will have an Exercise Price of the Fair Market Value (as defined in the Equity Plan) of a Share on the date of grant.	125,000 Milestone RSUs which shall be granted on the date this milestone is met, and vest on a quarterly basis over a three (3) year period, which shall commence on the first day of the calendar month following the achievement of this milestone.

Milestone 4	Successful completion of the first (1st) harvest for commercial use, from the Company’s second (2nd) facility, as such facility is described in the Company’s filings and reports made with the Securities and Exchange Commission (the “2nd Facility Harvest”).	125,000 Milestone Options which vest in full and are exercisable on the date of grant, which shall be the date this milestone is reached. Any options granted, will vest immediately when granted and will have an Exercise Price of the Fair Market Value (as defined in the Equity Plan) of a Share on the date of grant.	125,000 Milestone RSUs which shall be granted on the date this milestone is met, and vest on a quarterly basis over a three (3) year period, which shall commence on the first day of the calendar month following the achievement of this milestone.

Milestone 5	The first fiscal year in which the Company reports $100 million of revenue. Milestone to be achieved upon issuance of year-end audited financial statements, evidencing such achievement.	125,000 Milestone Options which vest in full and are exercisable on the date of grant, which shall be the date this milestone is reached. Any options granted, will vest immediately when granted and will have an Exercise Price of the Fair Market Value (as defined in the Equity Plan) of a Share on the date of grant.	125,000 Milestone RSUs which shall be granted on the date this milestone is met, and vest on a quarterly basis over a three (3) year period, which shall commence on the first day of the calendar month following the achievement of this milestone.